Exhibit 10.3

GDF TRANSATLANTIC OPTION AGREEMENT

This GDF Transatlantic Option Agreement (the “Agreement”), dated as of this 26th day of April, 2007 (the “Effective Date”), is made by and between CHENIERE MARKETING, INC., a corporation incorporated under the laws of the State of Delaware, U.S.A., with its principal offices at 700 Milam St., Suite 800, Houston, Texas U.S.A. 77002 (“Buyer”), and GAZ DE FRANCE INTERNATIONAL TRADING S.A.S., a company incorporated under the laws of France with its principal offices at 2 rue Curnonsky, 75017 Paris, France (“Seller”). Seller and Buyer may be referred to individually as a “Party” or collectively as the “Parties”.

WHEREAS, from time to time Seller may have a cargo of liquefied natural gas (“LNG”) that it desires to sell to Buyer;

WHEREAS, Buyer has contracted for terminal capacity at the Sabine Pass Terminal, located on the Sabine-Neches Waterway in Cameron Parish, Louisiana, United States of America (the “Sabine Pass Terminal”);

WHEREAS, from time to time, Buyer may have regasification capacity at other LNG receiving terminals in North America (the “Alternate NA Terminals”);

WHEREAS, Buyer desires to grant to Seller an option to sell cargos of LNG to Buyer in accordance with the terms and conditions hereof and that certain Master Ex-Ship LNG Sales Agreement executed on April 26th, 2007 (the “Master Sales Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties hereto, Seller and Buyer hereby agree as follows:

Article I

Transatlantic Options

1.1 Grant of Option. Buyer hereby grants to Seller the option to sell one (1) cargo of LNG per month for each and every month during the Option Period. The cargoes tendered for sale shall be delivered on an LNG Ship, in whole cargo lots, between eighty-eight thousand (88,000) and one hundred and fifty five thousand (155,000) cubic meters per cargo. Each monthly option shall be specifically exercised for each cargo separately by way of a Specific Order pursuant to the Master Sales Agreement. Seller is not obligated to exercise any option with respect to any month but Buyer, subject to the rules hereafter defined, shall be obliged to purchase and take delivery of any cargo of LNG in case Seller exercises an option pursuant to the following principles stated in this Agreement.

1.2 Scheduling. As early as possible and not later than the fifth (5th) of December of any year within the Option Period, Buyer will provide Seller with an annual program setting the dates of two (2) unloading slots for a cargo of LNG (the “Potential Arrival Period”) it has been allocated at the Sabine Pass Terminal in each month of the following calendar year, spread evenly throughout a month and across months to the extent reasonably practicable (the “Terminal Annual Program”).

Not later than five (5) Business Days after the reception of the Terminal Annual Program, Seller shall notify Buyer of one (1) Potential Arrival Period per month it is willing to elect as the Arrival Period in case it exercises its option to sell in such month (the “Election Notice”). Buyer shall endeavor to accept the Potential Arrival Periods proposed by Seller in its Election Notice but shall not be obliged to accept any Potential Arrival Period which is not the first Potential Arrival Period of the relevant month as stated in the Terminal Annual Program. The list of the Potential Arrival Periods accepted by Buyer (the “Option Annual Program”), which must be at least one slot per month, shall be notified by Buyer to Seller not later than the later of (i) the twentieth (20th) day of December of the year preceding the year on which the Terminal Annual Program applies, and (ii) the fifteenth (15th) Business Day after the reception of the Election Notice.

Any modification made by the operator of the Sabine Pass Terminal that affects the Option Annual Program shall be immediately notified by Buyer to Seller, and the Parties shall discuss in good faith to find a mutually agreeable solution.

The Parties hereby recognize that the principles stated herein may not be applicable for the time period between the beginning of the Option Period and the end of the first calendar year of the Option Period, and each Party shall make its reasonable endeavors in order to set up and implement the Option Annual Program applicable to this time period pursuant to the principles stated in this Agreement.

1.3 Exercise of Option. If Seller desires to exercise its option to sell a cargo of LNG to Buyer during any month in the Option Period, Seller shall provide, as its “Option Exercise Notice”, Buyer with Seller’s proposed Specific Order not later than the twentieth (20th) day of the second (2nd) month preceding the month within which the first (1st) hour of the Arrival Period falls. The proposed Specific Order shall be completed in accordance with the terms and conditions of this Agreement and the Master Sales Agreement, delivered in accordance with the delivery instructions set forth in the Master Sales Agreement and already executed by Seller. In particular the Arrival Period specified in the proposed Specific Order shall be the Potential Arrival Period of the relevant month as set forth in the Option Annual Program. Provided the Specific Order is completed in accordance with the terms and conditions of this Agreement and the Master Sales Agreement and contains no material mistakes or omissions, Buyer shall execute the Specific Order and send it back to Seller not later than the twenty fifth (25th) day of the second (2nd) month preceding the month within which the first (1st) hour of the Arrival Period falls. If Buyer believes that the Specific Order submitted by Seller contains a material mistake or omission, Buyer shall send Seller a notice of such material mistake or omission by the date specified in the preceding sentence, and the Parties shall work together in good faith to resolve the material mistake or omission and develop a corrected Specific Order for execution by both Parties. If Buyer fails to send Seller the executed Specific Order, provided that such Specific Order contains no material mistake or omission, and the Parties fail to mutually agree upon a solution before the first (1st) day of the month preceding the month within which the first (1st) hour of the Arrival Period falls, Buyer shall be considered as having failed to take delivery of the LNG cargo specified in the proposed Specific Order and the provisions of Sub-Clause 4.3 of the Master Sales Agreement shall apply. In this particular case, Seller shall be allowed to invoice such LNG cargo as soon as the information requested for the Price calculation is available.

If Seller fails to give its Option Election Notice by the time specified in the first paragraph of this Sub-Clause 1.3, the option for such month shall expire and Seller shall have no right to exercise an option to sell to Buyer for that particular month. For the avoidance of doubt, the decision not to exercise an option for any given month does not affect the rights of Seller in future months. In the event Seller submits a Specific Order as its Option Exercise Notice, certain provisions of the form of such Specific Order shall be completed as follows:

(a) Demurrage shall be one hundred thousand (100,000) US$ per 24 hour period, or prorata for any partial 24 hour period.

(b) The Cargo Underdelivery Amount shall be equal to the product of the Nominal Quantity multiplied by the greater of (i) the Cover Difference, or (ii) US$1.00. The “Cover Difference” shall be the amount calculated as (i) minus (ii), with (i) and (ii) being as follows:

(i) means the unweighted average of the midpoint price for Henry Hub as published in Platt’s Gas Daily (or another publication reasonably selected by Buyer if such publication is no longer publishing such data provided the substitute data results in approximately the same economic value) for each of the four (4) successive publication dates following the Arrival Period,

(ii) means eighty percent (80%) of P.

(c) The Specifications shall be as set forth in Exhibit A.

(d) The Allowed Laytime shall be as follows:

(i)	in relation to an LNG Ship with a total cargo tank capacity not exceeding 145,000 m3, thirty-six (36) hours;

(ii)	in relation to any other LNG Ship, a period (in hours) calculated as 24 + (12 x LNG Capacity /145,000); LNG Capacity being as specified in the Specific Order.

1.4 Alternative Terminal. By giving Seller notice at least six (6) days prior to the scheduled Arrival Period, Buyer may request that the affected cargo be delivered at an Alternate NA Terminal. Seller shall accept that diversion provided:

(i)	that it shall not prevent the LNG Ship from meeting the loading window for its next scheduled cargo lifting, and

(ii)	that Buyer pays Seller the incremental costs incurred by Seller, if any, in diverting the LNG cargo to the alternative terminal.

1.5 Price. The Price (P) under this Agreement and the Specific Order for the respective exercised option shall be as follows:

Ninety four percent (94.0%) of the final settlement price (in USD per MMBtu) of the Natural Gas Futures Contract (for delivery at Henry Hub) traded on the exchange owned by New York Mercantile Exchange, Inc. or its successor, for the Prompt Month, minus US $0.65 per MMBtu. “Prompt Month” means the calendar month during which the Arrival Period ends, provided that if the Arrival Period ends on or after the 25th day of such calendar month, the Prompt Month shall be the next following calendar month.

Each invoice shall be prepared in USD.

1.6 Insurance and Liability of LNG Vessel. Seller shall cause any LNG Ship to be used by it to make deliveries of LNG pursuant to an exercised option to have usual and customary protection and indemnity insurance (from an International Group Protection & Indemnity (“P&I”) Club), based on normal industry practice, ensuring standard coverage for standard P&I risks, including wreck, debris removal, pollution, collision liability and civil liability protection in accordance with any requirements of the LNG Receiving Facilities, but in each case in a face amount of US$150,000,000. Seller shall also cause each LNG Ship to be used by it to make deliveries of LNG pursuant to an exercised option to enter into the usual and customary port liability agreement required by the LNG Receiving Facilities which shall be, in the case of deliveries to the Sabine Pass Terminal, substantially in the form of that attached hereto as Exhibit B and subject to final confirmation of the relevant P&I Club.

Article II

Term, Option Period and Suspension

2.1 Term and Option Period. This Agreement shall become effective on the Effective Date and shall remain in full force and effect until the end of the Option Period (the “Term”). The Option Period shall be that period of time commencing on the first (1st) day of the month following the later of (i) the Commercial Start Up of the first expansion of the Isle of Grain Terminal for which GDF has contracted for capacity, or (ii) the Commercial Start Up of the Sabine Pass Terminal; and continuing until the fifteenth (15th) anniversary of the first (1st) day of the Option Period. Seller shall notify Buyer as soon as reasonably possible of the Commercial Start Up of the Isle of Grain Terminal expansion, and Buyer shall notify Seller as soon as reasonably possible of the Commercial Start Up of the Sabine Pass Terminal.

2.2 Early Termination. Notwithstanding anything herein to the contrary, this Agreement shall terminate automatically upon the termination of the Master Sales Agreement pursuant to Sub-Clause 18(4) thereof or upon the termination of the Cheniere Transatlantic Option Agreement.

2.3 Right to Suspend Deliveries in Case of Default of Payment. If payment by Buyer of any invoice for any cargo of LNG delivered hereunder (or for quantities of LNG not taken) and for which Buyer is obligated to pay pursuant to this Agreement and to the Master Sales Agreement is not made within five (5) Days after the due date thereof (a “Payment Failure”), Seller shall be entitled without prejudice to any of its rights under this Agreement or the Master Sales Agreement and at law or otherwise, upon giving three (3) Days notice to Buyer, to suspend subsequent deliveries of cargo of LNG to Buyer (that could have been agreed by execution of any other Specific Order) until the amount of any invoices sent by Seller to Buyer, together with interest thereon, has been paid. Such suspension shall not constitute a failure by Seller to deliver such quantity.

2.4 Failure to Issue a Program. If Buyer fails to issue either the Terminal Annual Program or the Option Annual Program (provided that Seller has previously issued the Election Notice in accordance with Sub-Clause 1.2 of this Agreement) in any year during the Option Period as provided for in this Agreement within ten (10) days after the receipt of Seller’s written notice to Buyer of such failure, Seller shall be entitled upon giving ten (10) Business Days prior written notice to Buyer, to be sent not later than the last day of January of the year for which the relevant program has not been issued by Buyer, to terminate this Agreement. If Seller terminates this Agreement in accordance with this Sub-Clause 2.4 it shall be entitled to recover liquidated damages from Buyer, calculated as the product of :

(i)	fifty percent (50.0%), multiplied by

(ii)	the product of (a) the unweighted average of the settlement prices (in USD per MMBtu) on the date that the notice of termination is sent, or if such day is not a trading day, then on the next open trading day, of Natural Gas Futures Contracts (for delivery at Henry Hub) traded on the exchange owned by New York Mercantile Exchange, Inc. or its successor, for the prompt twelve (12) months for which the associated Natural Gas Futures Contracts are trading, multiplied by (b) twelve (12), multiplied by (c) 3,000,000 MMBtu.

Provided that Seller has previously received the Terminal Annual Program in accordance with Sub-Clause 1.2 above, if Seller fails to notify Buyer with its Election Notice in accordance with Sub-Clause 1.2 above, unless otherwise agreed by the Parties, Seller shall be considered as having given up the possibility to exercise any sale option pursuant to this Agreement for the year subject to the corresponding Terminal Annual Program. For the avoidance of doubt this event shall not be considered as an event of termination of this Agreement.

Article III

Notices

3.1 Addresses for Notices. Notices to be delivered hereunder shall be delivered in accordance with the notice provisions of the Master Sales Agreement.

Article IV

Miscellaneous

4.1 Definitions. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Master Sales Agreement. The Sabine Pass Terminal and each Alternate NA Terminal shall be deemed to be “LNG Receiving Facilities” under the Master Sales Agreement even though not referred to as such in this Agreement.

“Cheniere Transatlantic Option Agreement” means an agreement with such title that has been executed by the Parties on the same date as this Agreement pursuant to which Seller has granted Buyer an option to sell cargoes of LNG to Seller.

“Commercial Start Up” means:

-	in the case of expansion of the Isle of Grain Terminal, the date of the first one of the unloading slots allocated on an even basis to Seller at the expansion of Isle of Grain Terminal

-	in the case of the Sabine Pass Terminal, the date on which the commissioning of the Sabine Pass Terminal has been completed and the Sabine Pass Terminal is ready to commence receiving non-commissioning cargoes from Buyer under their long term terminal use agreement.

“GBP” means the legal currency of the United Kingdom.

“Isle of Grain Terminal” means that certain LNG regasification terminal located on the Medway River, Kent, England.

4.2 Assignment. Either Party may assign this Agreement to an Affiliate of such Party without the consent of the other Party. This Agreement may not be assigned by a Party to a non-Affiliate without the other Party’s prior written consent.

4.3 Conflict of Terms. If there is a conflict between any terms and conditions set forth in a Specific Order, this Agreement, or the Master Sales Agreement, the terms and conditions in the documents in the order listed shall control.

4.4 Incorporation by Reference. The Master Sales Agreement is incorporated herein by reference.

4.5 Good Faith Negotiation. If at any time the Master Sales Agreement is terminated (other than by mutual agreement or pursuant to Sub-Clause 18(4) thereof) such that the intent and purpose of this Agreement cannot be realized, the Parties will meet and negotiate in good faith to develop a solution such that the intent and purpose of this Agreement can be realized.

IN WITNESS WHEREOF, the Parties have executed this Agreement in multiple originals.

CHENIERE MARKETING, INC.		GAZ DE FRANCE INTERNATIONAL TRADING S.A.S.

By:	/s/ Keith Meyer	By:	/s/ Edward Savvage
Name:	Keith Meyer	Name:	Edward Savvage
Title:	President	Title:	President

EXHIBIT A

SPECIFICATIONS

Specifications for LNG to be delivered at the Sabine Pass Terminal when converted into a gaseous state shall be as follows:

(a)	Hydrogen Sulphide	not more than 0.25 grains per 100 Standard Cubic Feet

(b)	Total Sulphur	not more than 1.35 grains per 100 Standard Cubic Feet

(c)	Hydrogen Content	not more than 400 PPM

(d)	Oxygen Content	not more than 0.001 mol%

(e)	Hydrocarbon Dewpoint	not more than minus two degrees Celsius (-2°C) at seventy bar gauge (70 barg) or the actual delivery pressure

(f)	Wobbe Number	shall be no greater than 1400

(g)	Carbon Dioxide	not more than 2.0 mol%

(h)	Nitrogen and other inert gases	not more than 1.5 mol%

(i)	Gross Heating Value	shall be within the range 980 and 1100 Btu per SCF and in compliance with Wobbe limits described above

(j)	Ethane (C2)	not more than 11 MOL%

(k)	Propane (C3)	not more than 3.5 MOL%

(l)	Butanes (C4) and higher	not more than 1.5 MOL%

(m)	Pentanes (C5) and heavier	not more than 0.09 MOL%

The LNG when delivered by Seller to the Sabine Pass Terminal shall contain no water, active bacteria or bacterial agents (including sulfate reducing bacteria or acid producing bacteria) or other contaminants or extraneous material.

Some of the above Specifications are based on guidelines issued by the NGC+ Interchangeability Work Group on February 28, 2005 and may be updated by Buyer if such group modifies its recommendations. Additionally, all of the Specifications are subject to being modified by Buyer if required by applicable law, by the Sabine Pass Terminal, or in order to make the regasified natural gas comply with quality specifications imposed by natural gas pipelines downstream of the Sabine Pass Terminal.

EXHIBIT B

FORM OF PORT LIABILITY AGREEMENT

PORT LIABILITY AGREEMENT

THIS PORT LIABILITY AGREEMENT (this “Agreement”) is effective as of             , 20    , and is made by and between [INSERT NAME OF OPERATOR], a [TYPE OF ENTITY AND JURISDICTION OF ORGANIZATION] (“Operator”), and [INSERT NAME OF VESSEL OWNER], a [TYPE OF ENTITY AND JURISDICTION OF ORGANIZATION] (“Vessel Owner”).

RECITALS

WHEREAS, Vessel Owner, using the LNG vessel set forth below under its name and signature (“Vessel”), proposes to deliver certain quantities of liquefied natural gas to Operator at its marine terminal and receiving, storage and regasification facilities located in,                      (as more fully defined below, the “Marine Terminal”); and

WHEREAS, Vessel Owner and Operator (collectively, the “Parties” and individually a “Party”) have agreed to allocate the risk of and responsibility for loss and damage resulting from an Incident (as defined below) at the Marine Terminal in the following manner;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	The following terms shall have the following meanings when used herein:

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise.

“Incident” means any occurrence or series of occurrences having the same origin arising out of or relating to the Vessel’s use of the Marine Terminal in which there is any one or more of the following: (i) loss of or damage to the Marine Terminal or the Vessel; (ii) injury to the employees and agents comprising Terminal Interests or Vessel Interests; (iii) loss or damage, other than to the Marine Terminal or the Vessel, caused or contributed to by the Vessel, including but not limited to, injury to third parties or damage to the property of third parties; or (iv) an obstruction or danger affecting or interfering with the normal operation of the Marine Terminal or the Port.

“Terminal Interests” means: (i) Operator; (ii) all Affiliates of Operator; (iii) all Persons (other than the Vessel Interests and Persons providing fire boats, tugs and escort vessels to Vessel at the Port) employed or providing services at the Marine Terminal in connection with the unloading, storage, or regasification of LNG at the Marine Terminal; and (iv) the employees and agents of all Persons referred to in this paragraph.

“Marine Terminal” means Operator’s marine terminal and LNG receiving, storage and regasification facilities located at the Port, including all berths, buoys, gear, craft, equipment, plant, facilities and property of any kind (whether afloat or ashore) located thereat or adjacent thereto and in the ownership, possession or control of the Terminal Interests.

“Person” means any individual, firm, corporation, trust, partnership, association, joint venture (incorporated or unincorporated), or other business entity.

“Port” means the port at or near                     , including its anchorage, turning basin and approaches into the Marine Terminal associated therewith.

“Vessel Interests” means: (i) Vessel Owner; (ii) all Affiliates participating in the ownership and/or operation of Vessel; (iii) all Persons (other than the Terminal Interests) participating, employed, or providing services in connection with the ownership or operation (including all operations related to navigation and berthing/unberthing) of the Vessel; and (iv) the employees and agents of all Persons referred to in this paragraph.

2.	In all circumstances, the master of the Vessel shall remain solely responsible on behalf of the Vessel Interests for the proper navigation and safety of the Vessel and her cargo.

3.	Any liability arising from an Incident shall, as between the Vessel Interests and the Terminal Interests, be borne: (i) by the Vessel Interests alone, if the Vessel Interests are wholly or partially at fault and the Terminal Interests are not at fault; (ii) by the Terminal Interests alone, if the Terminal Interests are wholly or partially at fault and the Vessel Interests are not at fault; (iii) by the Vessel Interests and the Terminal Interests, in proportion to the degree of their respective fault, if both are at fault and the degree of such fault can be established; or (iv) by the Vessel Interests and the Terminal Interests equally if neither of them appears to be at fault or it is not possible to establish the degree of their respective fault. In this regard, any acts or omissions of Persons providing fire boats, tugs and escort vessels to Vessel at the Port shall be deemed to be the responsibility of the Vessel Interests.

4.

(i)	Operator shall be solely responsible for claims brought by any employee and/or member of the family or dependent of any employee of Operator arising out of or consequent upon the personal injury, loss or damage to property of, or death of such employee, family member or dependent, and Operator shall indemnify and hold any Vessel Owner harmless in the event any such employee, or any family member or dependent thereof, or the executor, administrator, or personal representative of any of the foregoing, shall bring such a claim against any Vessel Owner.

(ii)	The Vessel Owners shall be solely responsible for claims brought by any employee and/or member of the family or dependent of any employee of any Vessel Owner arising out of or consequent upon the personal injury, loss or damage to property of, or death of such employee, family member or dependent, and each Vessel Owner shall indemnify and hold Operator harmless in the event any such employee, or any family member or dependent thereof, or the executor, administrator or personal representative of any of the foregoing, shall bring such claim against Operator.

(iii)	Operator and the Vessel Owners shall consult together to the extent practicable before either makes any payment which would fall due to be indemnified by the other under the terms of Sections 4(i) or 4(ii). The indemnities contained in Sections 4(i) and 4(ii) are separate and distinct from, and independent of, the obligations undertaken and the responsibilities and exceptions from and the limitations of liability provided in Sections 2, 3, 5 and 6 of this Agreement.

(iv)	The cross indemnities provided in this Section 4 are intended to be binding regardless of fault or negligence on the part of the party in whose favor they are being given.

5.

(i)	Subject to Section 6(ii) below, the total aggregate liability of the Vessel Interests to the Terminal Interests, however arising, in respect of any one Incident, shall not exceed one hundred fifty million U.S. dollars ($150,000,000). Payment of an aggregate sum of one hundred fifty million U.S. dollars ($150,000,000) to any one or more of the Terminal Interests in respect of any one Incident shall be a complete defense to any claim, suit or demand relating to such Incident made by the Terminal Interests against the Vessel Interests. The liability of the Vessel Interests hereunder shall be joint and several.

(ii)	Vessel Interests shall provide to the Terminal Interests at all times sufficient written evidence that the Vessel’s Protection and Indemnity Association has agreed to: (a) cover the Vessel Interests as a member of the Association against the liabilities and responsibilities provided for in this Agreement in accordance with its Rules; (b) give the Terminal Interests prior notice of cancellation of the Vessel’s entry in such Protection and Indemnity Association; and (c) waive in favor of the Terminal Interests all rights of subrogation of claims by the Protection and Indemnity Association against the Terminal Interests to the extent such claims have been waived in this Agreement by the Vessel Interests.

6.	As to matters subject to this Agreement and regardless of fault or negligence on the part of any Party, with respect to an Incident:

(i)	except to the extent expressly preserved in this Agreement, Terminal Interests hereby expressly, voluntarily and intentionally waive any right or claims they might otherwise have against the Vessel Interests under applicable laws or under any port liability agreement or similar port conditions of use previously signed by the Master for the Port; and

(ii)	except to the extent expressly preserved in this Agreement, Vessel Interests hereby expressly, voluntarily and intentionally waive any rights to limit their liability under the United States Limitation of Vessel Owners Liability Act or any other similar law or convention, as applicable. Such waiver shall include any right to petition a court, arbitral tribunal or other entity for limitation of liability, any right to claim limitation of liability as a defense in an action, and any other similar right under relevant law. The foregoing waivers shall apply to all Persons claiming through the Terminal Interests or through the Vessel Interests.

7. The substantive law of New York, without regard to any conflicts of law principles that could require the application of any other law, shall govern the interpretation of this Agreement and any dispute, controversy, or claim arising out of, relating to, or in any way connected with this Agreement, including, without limitation, the existence, validity, performance, or breach hereof.

8. If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives effective as of the date first set forth above.

OPERATOR	VESSEL OWNER

[INSERT NAME OF OPERATOR]	[INSERT NAME OF VESSEL OWNER]

By:	By:

Title:	Title:

As owner of the [Name of Vessel]
Registration No. [ ]
State of Registry [ ]